Exhibit 12.1

NSTAR Electric Company

Computation of Ratio of Earnings to Fixed Charges

Twelve Months Ended March 31, 2011

(in thousands)

Net income from continuing operations	$248,756
Less: equity income from investees	912
Plus: distributed income of equity investees	669
Income taxes	162,543
Fixed charges (including securitization certificates)	76,299
Total	$487,355

Interest expense	$69,895
Interest component of rentals (estimated as one-third of rental expense)	6,404
Total	$76,299

Ratio of earnings to fixed charges	6.39

Exhibit 12.2

NSTAR Electric Company

Computation of Ratio of Earnings to Fixed Charges

and Preferred Stock Dividend Requirements

Twelve Months Ended March 31, 2011

(in thousands)

Net income from continuing operations (before preferred stock dividend)	$248,756
Less: equity income from investees	912
Plus: distributed income of equity investees	669
Income taxes	162,543
Fixed charges (including securitization certificates)	76,299
Total	$487,355

Interest expense	$69,895
Interest component of rentals (estimated as one-third of rental expense)	6,404
Subtotal	76,299
Preferred stock dividend requirements	3,241
Total	$79,540

Ratio of earnings to fixed charges and preferred stock dividend requirements	6.13